[Puglisi & Associates Letterhead]
October 31, 2017
XL Group Ltd
O’ Hara House
One Bermudiana Road
Hamilton HM08 Bermudsa

Re:	Registration Statement on Form S-3 of XL Group Ltd and XLIT Ltd. (the “Registration Statement”)
Ladies and Gentlemen:
Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, hereby accepts its appointment as agent for service of process for XL Group Ltd and XLIT Ltd., in connection with the Registration Statement.
Any process received by us will be forwarded to:

XL Group Ltd/XLIT Ltd.
Attn: Kirstin Gould
XL Group
One Bermudiana Road
Hamilton HM 08 Bermuda
We acknowledge receiving $200.00 as payment for the current year of this appointment, which is renewable annually.
Our acceptance of this designation and our continued representation is contingent upon our receipt of timely payment of our charges for this service.
Very truly yours,
Puglisi & Associates

/s/ Greg Lavelle

Greg Lavelle
Managing Director